Exhibit 4.17

AMENDMENT No. 5 TO LOAN AGREEMENT

This Amendment No. 5 (“Amendment”) to the Loan Agreement (as defined below) is entered into as of August 22 2024, (“Effective Date”) by and between Xylo Technologies Ltd. (f/k/a Medigus Ltd.), having its principal offices at 10 HaNechoshet St.,Tel Aviv, Israel (the “Lender”), and Gix Internet Ltd. (f/k/a Algomizer Ltd.), a company organized under the laws of the State of Israel, with principal offices at 3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel l (the “Borrower”). Each of the Lender and the Borrower shall be referred to herein as “party” and together as the “Parties”.

WHEREAS, the Parties have entered into a loan agreement, dated October 12, 2021 (the “Loan Agreement”), as amended by (i) the 1st amendment dated August 25, 2022; (2) the 2nd amendment dated August 29, 2023; (3) the 3rd amendment dated November 8, 2023; and (4) the 4th amendment dated January 1, 2024 (the “Fourth Amendment”);

WHEREAS, the Parties wish to extend the Third Amended Repayment Date as defined under the Fourth Amendment.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereto agree as follows:

1.	Definitions. All capitalized terms used herein, not otherwise defined, shall have the meaning set forth in the Loan Agreement or the Amendments.

2.	Amendments.

2.1.	Repayment Date - The outstanding New Remaining Loan Amount (as defined in the 3rd amendment to the Loan Agreement) shall be repaid in full together with the Last Interest Payment, on December 31, 2024 (the “Fourth Amended Repayment Date”).

3.	No Further Amendments. Other than as set forth herein, all terms and conditions set forth in the Loan Agreement and the Amendments shall remain without change, binding and of full force and effect.

4.	Miscellaneous. This Amendment shall be governed and construed by the terms and conditions set forth in the Loan Agreement. In any event of a conflict between the terms contained in this Amendment and the Loan Agreement or the other Amendments, the terms contained in this Amendment shall govern.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Loan Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

Xylo Technologies Ltd.	Gix Internet Ltd.
/s/ Tali Dinar	/s/ Amihay Hadad
By: Tali Dinar	By: Amihay Hadad, Amitay Weiss
Title: CFO	Title: CFO, CEO
Date: August 22, 2024	Date: August 22, 2024